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                                                                   Exhibit 10.24

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY ASTERISKS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933.

                 NON-EXCLUSIVE CABILLY PATENT LICENSE AGREEMENT
                         [Cabilly Coexpression Patents]

         This Non-Exclusive Cabilly Patent License Agreement ("Agreement") is effective as of June 30, 2003 ("Effective Date") by and between Genentech, Inc., a Delaware corporation having its principal place of business at 1 DNA Way, South San Francisco, CA 94080 (hereinafter "Genentech") and Inhibitex, Inc., a Delaware corporation having its principal place of business at 1165 Sanctuary Drive, Suite 400, Alpharetta, GA 30004 (hereinafter "Licensee").

WHEREAS:

A. Genentech owns and controls certain patent rights relating to methods and compositions in the field of antibodies (the "Licensed Patents", as that term is defined below);

B. Licensee is developing, and intends to commercialize, antibody products that bind to S. aureus Clumping Factor A ("CLFA") and wishes to acquire a non-exclusive license for such products under the Licensed Patents; and

C. Genentech is willing to grant such a non-exclusive license to Licensee on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the promises and the mutual covenants recited herein, the Parties agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         Unless otherwise specifically set forth herein, the following terms shall have the following meanings:

         1.01. "Affiliate" with respect to Licensee shall mean any corporation or other entity which, directly or indirectly, controls, is controlled by or is under common control with, a Party. For the purpose of this
Section 1.01 "control" shall mean (i) the ownership, directly or indirectly, of at least fifty percent (50%) of the outstanding voting securities or other ownership interest of an entity, or (ii) the possession, directly or indirectly, of the power to manage, direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint fifty percent (50%) or more of the members of the governing body of the corporation or other entity.

         1.02. "Bulk Product" shall mean Licensed Product supplied in a form other than Finished Product, which can be converted into Finished Product.

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         1.03.    "Calendar Quarter" shall mean each three month period
commencing January 1, April 1, July 1 and October 1 of each year during the term of this Agreement.

         1.04. "Chimera Patents" shall mean (i) U.S. Patent No. 4,816,567, issued March 28, 1989 from U.S. patent application serial no. (USSN) 06/483,457, and (ii) any claims directed to chimeric antibodies or any method of making or using chimeric antibodies, which claims are found in any patent(s) issuing from divisionals, continuations, or continuations-in-part of any application from which U.S. Patent No. 4,816,567 claims priority, (iii) any claims directed to chimeric antibodies or any method of making or using chimeric antibodies, which claims are found in any patents that are reissues, reexaminations, or extensions of any of the foregoing (i) and (ii), and (iv) foreign counterparts of any of the foregoing (i), (ii), or (iii), but excluding from the foregoing (i), (ii),
(iii) and/or (iv), the Licensed Patents.

         1.05. "Cost of Product" shall mean the cost of acquisition, if purchased, or the cost of manufacture, the latter being the sum of direct production costs and manufacturing overhead costs determined in accordance with U.S. Generally Accepted Accounting Principles ("GAAP").

         1.06. "Designee" shall mean a corporation or other entity designated by and under written contract to Licensee to exercise the rights of Licensee hereunder in concert with, or in place of and to the exclusion of, Licensee in all or part of the Territory.

         1.07. "Field of Use" shall mean the diagnosis, prevention or therapy of human disease.

         1.08. "Finished Product" shall mean any and all Licensed Product in a form for use by an end user and not intended for further chemical or genetic manipulation or transformation.

         1.09 "First Commercial Sale" shall mean the first sale of any Licensed Product by Licensee or any of its Affiliates or Designees to a non-affiliated third party. The sale shall be deemed to occur on the earlier of
(i) the date the Licensed Product is shipped to the third party, or (ii) the date of the invoice to the third party for the Licensed Product.

         1.10. "Licensed Patents" shall mean (i) U.S. Patent No. 6,331,415, issued December 18, 2001, (ii) any patent(s) issuing from divisionals, continuations, or continuations-in-part of any patent application from which U.S. Patent No. 6,331,415 claims priority, and (iii) patents that are reissues, reexaminations, extensions, or foreign counterparts of any of the foregoing (i) or (ii), provided, however, that Licensed Patents shall not include Chimera Patents.

         1.11. "Licensed Product" shall mean any antibody that binds specifically to CLFA, the making (or having made), using, selling, offering for sale or importing of which, but for the license granted under this Agreement, would infringe a Valid Claim of a patent included in Licensed Patents.

         1.12. "Net Sales" shall mean the gross invoice or contract price to third party customers for Finished Product. Finished Product used or consumed by Licensee or its Affiliates or Designees as part of the delivery of services to customers for which Licensee derives compensation shall be considered Net Sales at the gross invoice or contract price of like Finished

Product which are sold to customers. If Licensed Product is sold in combination with one or more active ingredients, Net Sales shall be calculated by multiplying Net Sales of the combination product by the fraction A/(A+B) where A is the sales price of the Finished Product in the combination when sold separately and B is the total sales price of all other active ingredients in the combination when sold separately. If the Finished Product and the other active ingredients are not sold separately, the percentage of the total cost of the combination product attributed to Cost of Product shall be multiplied times the sales price of the combination product to arrive at Net Sales. For all Licensed Product used or consumed by others than Licensee, Licensee shall be entitled to deduct 5% from Net Sales in lieu of all other deductions such as taxes, shipping charges, allowances and the like prior to calculating royalties due.

         Net Sales for Bulk Products shall be calculated by doubling the gross invoice or contract price of Bulk Products sold to non-affiliated customers.

         The method of calculating Net Sales of materials in a form other than Finished Product or Bulk Product that can be converted into Finished Product shall be established by the Parties prior to the first sale or transfer of any such material by Licensee, its Affiliates or Designees to a non-affiliated third party.

         1.13. "Party" shall mean either Genentech or Licensee, and when used in the plural shall mean both Genentech and Licensee.

         1.14.    "Term" is defined in Section 7.01.

         1.15.    "Territory" shall mean the entire world.

         1.16. "U.S." and "United States" shall mean the United States of America, including its territories and possessions.

         1.17. "Valid Claim" shall mean any claim of an issued and unexpired patent within the Licensed Patents that has not been disclaimed, abandoned or dedicated to the public or held unenforceable, unpatentable or invalid by a decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal.

                                   ARTICLE II

                                      GRANT

         2.01. License. Genentech hereby grants to Licensee and Licensee hereby accepts a non-exclusive license under Licensed Patents during the Term to make (and have made), use, sell, offer for sale, and import Licensed Product in the Territory in the Field of Use. Licensee shall have a limited right to grant sublicenses as provided in Section 2.02.

         2.02. Right to Grant Sublicenses. Licensee shall only have the right to grant sublicenses to its Affiliates and Designees of the rights granted hereunder to Licensee to make (and have

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made), use, sell, offer for sale, and import Licensed Product, in all or part of the Territory; provided that Licensee shall always be responsible for the payment of royalties on Net Sales of Licensed Product by any such sublicensee and for all other acts of such sublicensee as if such acts were those of the Licensee. A sublicense granted under this Section 2.02 shall not be further sublicensable or sublicensed by the licensee thereof. Licensee shall notify Genentech in writing promptly after the grant of a sublicense hereunder including in such notice the name and address of the sublicensee.

         2.03. No Other License. Licensee understands and agrees that no license under any patent or patent application other than Licensed Patents, or under any know-how, is or shall be deemed to have been granted under this Agreement, either expressly or by implication. By way of example only, and without limitation, no license under Chimera Patents is granted hereunder.

                                   ARTICLE III

                         FEES, MILESTONES AND ROYALTIES

         3.01. License Grant Fee. Licensee shall pay to Genentech a non-creditable, non-refundable license grant fee of [ *** ] in three (3) separate payments, a first payment of [ *** ] within ten (10) business days after the Effective Date, a second payment of [ *** ] on November 1, 2003, and a third payment of [ *** ] on the first anniversary of the Effective Date.

         3.02. Development Milestone Fee. Within ten (10) business days after receipt by Licensee, its Affiliates or Designee of the first marketing approval for a Licensed Product from the United States Food and Drug Administration or any successor agency or authority thereto ("FDA"), Licensee shall pay to Genentech a non-creditable, non-refundable development milestone fee of [ *** ].

         3.03.    Earned Royalties. Licensee shall pay to Genentech a royalty
(a) of [ *** ] of the portion of aggregate annual Net Sales of all Licensed Product that is less than or equal to [ *** ], and (b) of [ *** ] of the portion of aggregate annual Net Sales of all Licensed Product that is greater than [ ***].

         3.04. Sales To or Between Licensee, Affiliates, and Designees. It is the intent of the Parties that Net Sales shall be based on arm's length sales transactions to non-affiliated third parties. No royalties shall be paid upon sales of Licensed Product to or between any of Licensee, its Affiliates and Designees for further sale; provided, however, that in such cases royalties shall be paid upon such further sale of Licensed Product by Licensee, its Affiliates or Designees to non-affiliated third parties. Once a royalty has been paid to Genentech by Licensee, its Affiliates or Designees pursuant to Section
3.03 for Licensed Product, no further royalty shall be payable thereon.

         3.05. No Non-Monetary Consideration. Without the prior written consent of Genentech, Licensee, its Affiliates and Designees shall not solicit or accept any consideration for the sale of any Licensed Product other than as will be accurately reflected in Net Sales.

         3.06. Credit Against Royalties. In the event that, for a Calendar Quarter, the total sum of royalties payable by Licensee (royalties paid to third parties and to Genentech) with respect of the sale of Licensed Product shall exceed [ *** ] of Net Sales and aggregate annual Net Sales exceed [ *** ], then Licensee shall be entitled to reduce the earned royalty percentage paid to Genentech pursuant to Section 3.03 by [ *** ] of the percentage of such royalties that exceeds [ *** ] of Net Sales, but in no event shall such earned royalty paid to Genentech be less than [ *** ] of aggregate annual Net Sales. By way of example only, and without limitation, if the total sum of royalties payable by Licensee (to third parties and to Genentech) is [ *** ] of such Net Sales of all Licensed Product for a Calendar Quarter, then Licensee is entitled to reduce the royalty paid to Genentech from [ *** ] to [ *** ] of such Net Sales for such Calendar Quarter.

                                   ARTICLE IV

                          RECORDS, REPORTS AND PAYMENTS

         4.01. Records Retention. Licensee shall keep and shall cause its Affiliates and Designees to keep true, complete and accurate records of all sales of all Licensed Product in accordance with GAAP, or the equivalent, and in sufficient detail to permit Genentech to confirm the accuracy of Licensee's royalty calculations. At Genentech's request and expense, Licensee shall permit not more than once in a twelve (12) month period an independent certified public accountant appointed by Genentech and acceptable to Licensee to examine at Licensee's principal place of business, upon reasonable notice and at reasonable times, such records solely to the extent necessary to verify Licensee's calculations. Licensee shall be responsible for providing access to such records that in the ordinary course of business are in the possession or control of its Affiliates and Designees. Such examination shall be limited to a period of time no more than three (3) years immediately preceding the request for examination. The report of any such examination shall be made simultaneously to Genentech and Licensee and shall simply report the amount, if any, by which Licensee has overpaid or underpaid its royalties. If Licensee's royalties are found to be in error such that royalties to Genentech were underpaid, then Licensee shall promptly pay the deficiency plus interest pursuant to Section 4.05 to Genentech; and if royalties to Genentech were underpaid by more than five percent (5.0%), then Licensee shall additionally reimburse Genentech for its reasonable costs incurred in examining such records.

         4.02. Reports. Within sixty (60) days after the end of each Calendar Quarter following the First Commercial Sale of Licensed Product, Licensee shall furnish to Genentech a written report of all sales of all Licensed Product subject to royalty under Article III during such Calendar Quarter. Such report shall include, without limitation, (i) the determination of Net Sales as specified in Section 1.12, setting forth the amount of gross receipts, Net Sales, and any deduction taken from gross receipts to arrive at Net Sales, for each of Finished Product and Bulk

Product separately; and (ii) the royalty payment then due. Concurrently with each report pursuant to this Section 4.02, Licensee shall make the royalty payment then due.

         4.03. Payments. Payments shall be in United States dollars and, unless otherwise agreed in writing, shall be made by wire transfer of immediately available funds to such account of Genentech in such bank as Genentech may from time to time designate in writing. All royalty payments shall be free and clear of any taxes, duties, levies, fees or charges, except for withholding taxes. Licensee shall pay any withholding tax due on behalf Genentech and such withholding taxes shall be deducted from all payments due hereunder. The Parties shall cooperate to take advantage of the benefit of any double taxation treaty(ies) that may be applicable.

         4.04. Currency Conversion. Royalties due on Net Sales of Licensed Product made in currency other than U.S. dollars shall be expressed in the currency of the invoice issued in connection with the sale of such Licensed Product together with the U.S. dollar equivalent of the royalty due, calculated using the average rate of exchange published in Reuters during the applicable Calendar Quarter.

         4.05. Interest. All royalty payments not made when due shall bear interest, calculated from the date such payment was due, at the annual rate of two percent (2.0%) over the prime rate of interest as reported in the Wall Street Journal on the day the payment was due.

                                    ARTICLE V

                  REPRESENTATIONS, WARRANTIES, AND DISCLAIMERS

         5.01. Genentech represents and warrants that it has the right to grant the license granted under this Agreement.

         5.02.    Nothing in this Agreement is or shall be construed as:

                  (i) A warranty or representation by Genentech as to the validity or scope of any claim or patent or patent application within the Licensed Patents;

                  (ii) A warranty or representation by Genentech that anything made, used, sold, or otherwise disposed of under any license granted in this Agreement is or will be free from infringement of any patent rights or other intellectual property right of any third party;

                  (iii) A grant by Genentech, whether by implication, estoppel, or otherwise, of any licenses or rights other than that expressly granted under Section 2.01; or

                  (iv) An obligation to bring or prosecute actions or suits against any third party for infringement of any of the Licensed Patents.

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

         5.03. NO WARRANTY IS GIVEN WITH RESPECT TO THE LICENSED PATENTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND THE PARTIES SPECIFICALLY DISCLAIM ANY EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF THE LICENSED PATENTS, OR NON-INFRINGEMENT OF THE PATENT OR OTHER RIGHTS OF ANY THIRD PARTY.

                                   ARTICLE VI

                                    LIABILITY

         6.01. Indemnification. Licensee shall indemnify, defend and hold Genentech and its directors, officers, employees and agents harmless from and against any and all liabilities, claims, demands, expenses (including, without limitation, attorneys and professional fees and other costs of litigation), losses or causes of action (each, a "Liability") arising out of or relating in any way to (i) the possession, manufacture, use, sale or other disposition of Licensed Product hereunder, whether based on breach of warranty, negligence, product liability or otherwise, (ii) the exercise of any right granted to Licensee pursuant to this Agreement, or (iii) any breach of this Agreement by Licensee, except to the extent, in each case, that such Liability is caused by the gross negligence or willful misconduct of Genentech as determined by a court of competent jurisdiction; provided, however, that upon receiving notice of any such Liability, Genentech shall promptly notify Licensee and permit Licensee to handle and control the defense (including litigation and settlement) of such Liability, at Licensee's sole expense, and Genentech shall reasonably cooperate with the indemnifying Party in the defense of such Liability, at Licensee's sole expense.

                                   ARTICLE VII

                              TERM AND TERMINATION

         7.01. Term. The term of this Agreement will commence on the Effective Date and remain in full force and effect until the expiration of the last patent within the Licensed Patents (the "Term"), unless earlier terminated in accordance with this Article VII.

         7.02 Termination without Breach. Licensee shall have the right to terminate this Agreement upon ninety (90) days prior written notice to Genentech.

         7.03. Termination for Breach. Genentech shall have the right to terminate this Agreement and the licenses granted hereunder upon written notice to Licensee for a material breach of this Agreement if Licensee has failed to cure such breach within thirty (30) days following notice thereof. Licensee's failure to pay royalties and provide reports to Genentech under this Agreement when due shall constitute a material breach.

         7.04. Insolvency. Genentech may terminate this Agreement if, at any time, Licensee shall file in any court pursuant to any statute of any individual state or country, a petition in bankruptcy, insolvency or for reorganization or for an agreement among creditors or for the

                                       7
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appointment of a receiver or trustee of Licensee or of its assets, or if
Licensee proposes a written agreement of composition or extension of its debts, or if Licensee shall be served with an involuntary petition against it filed in any insolvency proceeding, and such petition shall not be dismissed within sixty
(60) days after the filing thereof, or if Licensee shall propose or be a party to any dissolution or liquidation, or if Licensee shall make an assignment for the benefit of creditors. Any termination pursuant to this Section 7.04 shall be effective immediately upon notice of such termination.

         7.05. Effect of Termination. Termination of this Agreement in whole or in part for any reason shall not relieve Licensee of its obligations to pay all fees and royalties that shall have accrued hereunder prior to the effective date of termination. Termination of this Agreement by or as to Licensee shall result in the termination of the licenses granted to Licensee and to all sublicensees of Licensee pursuant to this Agreement. The provisions of Article IV, Article V, Article VI, Article VIII and this Section 7.05 shall survive termination of the Agreement for any reason.

                                  ARTICLE VIII

                            MISCELLANEOUS PROVISIONS

         8.01. Relationship of the Parties. Nothing in this Agreement is intended or shall be deemed to constitute or give rise to a partnership, agency, distributorship, employer-employee, joint venture, or fiduciary relationship between the Parties. No Party shall incur any debts or make any commitments for the other.

         8.02. Patent Prosecution, Maintenance and Enforcement. Genentech shall be solely responsible, at its sole discretion and expense, for the prosecution, defense, and maintenance of Licensed Patents, and for enforcing Licensed Patents against actual or suspected third party infringers.

         8.03. Assignment. Neither Party shall assign any of its rights or obligations hereunder except: (i) as incident to the merger, consolidation, reorganization or acquisition of stock or assets affecting substantially all of the assets or voting control of the assigning Party; (ii) to any corporation or other entity to which it may transfer substantially all of its assets related to the Licensed Product; (iii) to any wholly owned subsidiary if the assigning Party remains liable and responsible for the performance and observance of all of the subsidiary's duties and obligations hereunder; or (iv) with the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided however, that assignment in the context of insolvency or bankruptcy of Licensee shall require prior written consent of Genentech. This Agreement shall be binding upon the successors and permitted assigns of the Parties, and the name of a Party appearing herein shall be deemed to include the names of such Party's successor's and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment not in accordance with this Section 8.03 shall be void.

         8.04. Further Acts and Instruments. Upon request by either Party, the other Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as

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may be reasonably necessary or appropriate in order to carry out the purposes and intent of this Agreement.

         8.05. Trade Names and Trademarks. Except as otherwise provided herein, no right, expressed or implied, is granted by this Agreement to use in any manner the name "Genentech" or any other trade name or trademark of Genentech in connection with the performance of this Agreement. Except as otherwise provided herein, no right, expressed or implied, is granted by this Agreement to use in any manner the name "Inhibitex" or any other trade name or trademark of Licensee in connection with the performance of this Agreement.

         8.06. Entire Agreement. This Agreement constitutes and contains the entire understanding and agreement of the Parties with respect to the subject matter hereof, and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements, whether verbal or written, between the Parties respecting the subject matter hereof. No waiver, modification, or amendment of any provision of this Agreement shall be valid or effective unless made in writing and signed by a duly authorized representative of each of the Parties.

         8.07. Severability. In the event any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or either of the Parties to be invalid, illegal or unenforceable, such provision or provisions shall be validly reformed to as nearly as possible approximate the intent of the Parties and, if unreformable, shall be divisible and deleted in such jurisdiction; elsewhere, this Agreement shall not be affected so long as the Parties are still able to realize the principal benefits bargained for in this Agreement.

         8.08. Waiver. The waiver by a Party of any breach of or default under any of the provisions of this Agreement or the failure of a Party to enforce any of the provisions of this Agreement or to exercise any right hereunder shall not constitute or be construed as a waiver of any other breach or default or as a waiver of any such rights or provisions hereunder.

         8.09. Choice of Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California without regard to conflict of laws provisions. This Agreement shall be construed as if drafted equally by the Parties, and in construing this Agreement no presumption shall operate in either Party's favor as a result of the role of it or its counsel in drafting or negotiating the terms or provisions hereof.

         8.10. Notices. Any notice, request, consent, or other document required or permitted to be given under this Agreement or otherwise relating to this Agreement shall be in writing and shall be deemed to have been sufficiently given if delivered in person, transmitted by facsimile (with a confirming copy sent by overnight courier), or sent by overnight courier or registered mail to the Party to whom it is directed at its address shown below or such other address as such Party shall have last given by notice to the other Party. Any such notice, requests, delivery, approval or consent shall be deemed received on the date of hand delivery or transmission by facsimile (provided that such date is a business day, otherwise it shall be deemed received on the next business day), one (1) business day after dispatch by overnight courier, or five (5) business days after dispatch of the registered mail.

                                       9
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                  If to Licensee, addressed to:
                  Inhibitex, Inc.
                  1165 Sanctuary Drive, Suite 400
                  Alpharetta, GA 30004
                  Attn: President

                  Facsimile: (678) 746-1100

                  If to Genentech, addressed to:
                  Genentech, Inc.
                  1 DNA Way
                  South San Francisco, CA 94080
                  Attn: Corporate Secretary

                  Facsimile: (650) 952-9881

         8.11. Confidentiality. Each Party shall be free to disclose the existence of this Agreement (but not its terms) to any third party. Neither Party shall disclose any of the terms (including, but not limited to, the financial terms) of this Agreement to any third party without the prior written consent of the other Party; provided, however, that each Party shall be free to disclose any of the terms of this Agreement (i) to the extent that a Party reasonably believes it is required to do so by securities or other applicable laws, regulations, or rules (including the regulations or rules of any relevant stock exchange), (ii) pursuant to a legal proceeding or order of a court or governmental agency, (iii) to actual or prospective sublicensees, (iv) to City of Hope National Medical Center (in the case of Genentech), (v) to its accountants, attorneys and other professional advisors, or (vi) in connection with a financing, merger, consolidation, acquisition or a permitted assignment of this Agreement, provided that in the case of any disclosure under (iii),
(iv), (v), or (vi) above, the recipient(s) are obligated and do so undertake to keep such terms of this Agreement confidential to the same extent as said Party, and provided that in the case of disclosure under (ii), the disclosing Party will use reasonable efforts to secure confidential treatment of such terms of this Agreement required to be disclosed.

         8.12. Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                            [signature page follows]

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

         IN WITNESS WHEREOF, Genentech and Licensee have caused this Agreement to be executed by their duly authorized representatives.

         GENENTECH, INC.

         By:   [ILLEGIBLE]
            ---------------------------

         Title: VP
         Date: June 30, 2003

         INHIBITEX, INC.

         By:  /s/ Robert Schweiger
            ---------------------------
              Robert Schweiger
         Title: VP Business Dev.
         Date: June 30, 2003

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